UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2009

EMMIS COMMUNICATIONS CORPORATION
 (Exact name of registrant as specified in its charter)

INDIANA	0-23264	35-1542018
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ONE EMMIS PLAZA 40 MONUMENT CIRCLE SUITE 700 INDIANAPOLIS, INDIANA	46204
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (317) 266-0100

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

Effective December 15, 2009, Emmis Operating Company, a wholly-owned, direct subsidiary of Emmis Communications Corporation, entered into a new three-year employment agreement with Jeffrey H. Smulyan, who currently serves as our Chairman of the board of directors and Chief Executive Officer. The term of the agreement commences on March 1, 2010. Mr. Smulyan’s base salary will be reduced from $833,957 to $792,259 for the first year, then increase to $825,000 for the second year, and $850,000 for the third year. Mr. Smulyan will receive a $200,000 signing bonus in connection with execution of the agreement, as well as performance units having a value, if earned, of $700,000. The performance units will be earned quarterly during the first year of the term, depending upon whether the company meets certain consolidated EBITDA requirements set forth in the Emmis Operating Company senior credit agreement. Both the signing bonus and any earned performance units will be repayable to the company in full in the event that Mr. Smulyan is terminated for cause or resigns without good reason prior to completion of the term. Mr. Smulyan’s employment agreement will automatically renew each year following the initial three-year term for additional one-year terms unless either the company or Mr. Smulyan provides the other with written notice of non-renewal prior to December 31 of the final year of the initial or subsequent term, as applicable. Mr. Smulyan’s base salary upon any such annual renewal will increase by $25,000. Mr. Smulyan’s annual incentive compensation target remains 125% of his base salary and will be paid, if at all, based upon achievement of certain performance goals to be determined by our compensation committee. The company retains the right to pay any annual incentive compensation in cash, forgiveness of indebtedness or shares of our Class A common stock. Mr. Smulyan will not be entitled to stock options during the first year of the term, but will be entitled to receive an option to acquire 150,000 shares of our Class A common stock in each of the second and third years of the term, as well as in any additional one-year renewal term. Mr. Smulyan will continue to receive an automobile allowance and will continue to be reimbursed for up to $10,000 per year in premiums for life and disability insurance and retains the right to participate in all of our employee benefit plans for which he is otherwise eligible.

Effective December 15, 2009, we entered into an agreement with Paul Fiddick under which Mr. Fiddick resigned as International Division President and terminated his employment agreement dated March 1, 2009 and his change in control severance agreement dated January 1, 2008. Under the agreement, Mr. Fiddick will receive a lump sum payment of approximately $509,000. While Mr. Fiddick will no longer have day to day involvement in the operations of our international radio stations, he will continue as a director of Emmis International, providing strategic advisory services with respect to our international division in a manner that is designed to constitute a ‘separation from service’ within the meaning of section 409A of the Internal Revenue Code.

Signatures.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EMMIS COMMUNICATIONS CORPORATION

Date: December 18, 2009	By: /s/ J. Scott Enright
J. Scott Enright, Executive Vice President,
General Counsel and Secretary

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